ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION

OF

ANDEAN DEVELOPMENT CORPORATION

(present name)

Pursuant to the provisions of section 607.1006, Florida Statutes, this corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Article One is amended to change the name of the corporation to:

                                            Ever-Glory International Group, Inc.

SECOND: The date of the amendment's adoption is September 10, 2005.

THIRD: The amendment was approved by the holders of common stock, the only class of shares outstanding.  The number of votes cast for the amendment was sufficient for approval.

Signed this 31st  day of October, 2005

By: /s/ Yi Hua Kang______________
Yi Hua Kang, President